Exhibit 99.1

First Data Appoints W. Patrick Shannon as Chief Financial Officer

ATLANTA (Sept. 8, 2009) - Michael D. Capellas, chairman and chief executive officer of First Data, today announced the appointment of W. Patrick Shannon, 46, as executive vice president and chief financial officer of the Company, effective immediately. Shannon will be based in Atlanta, Ga.

"First Data's global leadership position in the payments industry enables us to attract the best talent in the business," said Capellas. "We are extremely excited about welcoming Pat to First Data's executive management team. His proven leadership and financial strengths will help us better execute against our key strategic goals."

Prior to this appointment, Shannon served as chief financial officer of BellSouth Corporation from 2005 to 2007 until the completion of BellSouth's merger with AT&T Corporation. In addition, he served as a director of Cingular Wireless and a member of Cingular's Audit Committee. He brings a proven track record and more than 26 years of experience. Prior to his election as chief financial officer, Shannon was senior vice president for finance responsible for all corporate and divisional financial management, accounting and tax matters.  Prior to joining BellSouth Corporation, he was employed by U S West, Inc. in various financial-related positions, including vice president and chief financial officer of MediaOne, Inc., US West's cable operations in Atlanta. Shannon is a certified public accountant and holds a bachelor's degree from the University of Georgia.

Shannon succeeds Phil Wall who has been appointed the chief financial officer of Bank of America Merchant Services, the recently formed alliance between First Data and Bank of America. Wall will join the Bank of America Merchant Services senior management team and report directly to its Chief Executive Officer Tom Bell.

About First Data

First Data powers the global economy by making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of electronic payment. Whether the choice of payment is a gift card, a credit or debit card or a check, First Data securely processes the transaction and harnesses the power of the data to deliver intelligence and insight for millions of merchant locations and thousands of card issuers in 36 countries. For more information, visit www.firstdata.com.

Investor and Analyst Relations Contact:
Silvio Tavares, First Data
404-890-3000; silvio.tavares@firstdata.com

Media Relations Contact:
Elizabeth Grice, First Data
303-967-8526; elizabeth.grice@firstdata.com

###